Mail Stop 4561

      							January 19, 2006


Thibault de Tersant
Executive Vice President and Chief Financial Officer
Dassault Systemes S.A.
9, Quai Marcel Dassault
B.P. 310, 92156 Suresnes Cedex, France

Re:	Dassault Systemes, S.A.
	Form 20-F for Fiscal Year Ended December 31, 2004
      	Filed June 28, 2005
	File No. 000-28578

Dear Mr. de Tersant:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								Stephen Krikorian
								Accounting Branch Chief